Exhibit 10(o)

[GRAPHIC APPEARS HERE]

PLEDGE AND SECURITY AGREEMENT

THIS PLEDGE AND SECURITY AGREEMENT (“Agreement”) is made as of the 15th day of March, 2004, by EQUUS II INCORPORATED, a Delaware corporation (hereinafter called “Debtor,”), whose place of business, and chief executive office (as those terms are used in the Code) is located at 2929 Allen Parkway, Suite 2500, Houston, Texas 77019 and whose organizational identification number issued by the appropriate authority of the State of Delaware is 2271275, and whose federal taxpayer identification number is 76-0345915, in favor of THE FROST NATIONAL BANK, a national banking association (“Secured Party”), whose address is P.O. Box 1600, San Antonio, Texas 78296. Debtor hereby agrees with Secured Party as follows:

1. Definitions. As used in this Agreement, the following terms shall have the meanings indicated below:

(a) The term “Obligor” shall mean Debtor.

(b) The term “Code” shall mean the Texas Business and Commerce Code as in effect in the State of Texas on the date of this Agreement or as it may hereafter be amended from time to time.

(c) The term “Collateral” shall mean any and all investment property, instruments, chattel paper and general intangibles owned by Debtor from time to time, including all notes receivable, common and preferred stock, stock options, warrants, and other investments which at any given time are included in Debtor’s computation of Net Asset Value (hereinafter collectively called the “Pledged Securities”); however neither the Collateral, nor Debtor’s Net Asset Value, shall include any of the foregoing items which are held from time to time in Account Number VB 01383 98 maintained by Debtor with UBS Financial Services, Inc. or in Account Number Z42-496693 maintained by Debtor with Fidelity Investments. “Collateral” as used in this Agreement, includes the Pledged Securities and, without limitation, (1) all money this day delivered to and deposited with Secured Party, and all money heretofore delivered or which shall hereafter be delivered to or come into the possession, custody or control of Secured Party representing proceeds of, payment on, or distributions related to any of the Pledged Securities during the existence of this Agreement or the Loan Agreement, and whether held in a general or special account, together with (2) any stock rights, rights to subscribe, liquidating dividends, stock dividends, property, cash distributions, dividends paid in stock, new securities, cash dividends or other property which Debtor may hereafter become entitled to receive on account of the Collateral and (3) all Debtor’s rights, title and interest in that certain custody account (Account No. 1000308) maintained with Secured Party, (4) all certificates, instruments, records, data and/or other documents evidencing the foregoing and following (including without limitation, any computer software on which such records and data may be located), (5) all renewals, replacements and substitutions of all of the foregoing, (6) all Additional Property (as hereinafter defined), and (7) all PRODUCTS and PROCEEDS of all of the foregoing. The designation of proceeds does not authorize Debtor to sell, transfer or otherwise convey any of the foregoing property. The delivery at any time by Debtor to Secured Party of any property as a pledge to secure payment or performance of any indebtedness or obligation whatsoever shall also constitute a pledge of such property as Collateral hereunder.

(d) The term “Loan Agreement” means the Loan Agreement dated as of March 15, 2004, between Debtor and Secured Party, together with all amendments and restatements thereto.

(e) The term “Indebtedness” shall mean (i) all indebtedness, obligations and liabilities of Obligor to Secured Party of any kind or character, now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several or joint and several, and regardless of whether such indebtedness, obligations and liabilities may, prior to their acquisition by Secured Party, be or have been payable to or in favor of a third party and subsequently acquired by Secured Party (it being contemplated that Secured Party may make such acquisitions from third parties), including without limitation all indebtedness, obligations and liabilities of Obligor to Secured Party now existing or hereafter arising by note, draft, acceptance, guaranty, endorsement, letter of credit, assignment, purchase, overdraft, discount, indemnity agreement or otherwise, including, without limitation that one certain promissory note dated March 15, 2004, in the original principal amount of $6,500,000.00 executed by Obligor and payable to the order of Secured Party, (ii) all accrued but unpaid interest on any of the indebtedness described in (i) above, (iii) all obligations of Obligor to Secured Party under any documents evidencing, securing, governing and/or pertaining to all or any part of the indebtedness described in (i) and (ii) above, (iv) all costs and expenses incurred by Secured Party in connection with the collection and administration of all or any part of the indebtedness and obligations described in (i), (ii) and (iii) above or the protection or preservation of, or realization upon, the collateral securing all or any part of such indebtedness and obligations, including without limitation all reasonable attorneys’ fees, and (v) all renewals, extensions, modifications and rearrangements of the indebtedness and obligations described in (i), (ii), (iii) and (iv) above.

(f) The term “Loan Documents” shall mean all instruments and documents evidencing, securing, governing, guaranteeing and/or pertaining to the Indebtedness.

(g) The term “Net Asset Value” shall mean Debtor’s total assets, excluding all intangible assets, less Debtor’s total liabilities, which, in accordance with generally accepted accounting principles, would be required to be reflected on a balance sheet of Debtor.

(h) The term “Obligated Party” shall mean any party other than Obligor who secures, guarantees and/or is otherwise obligated to pay all or any portion of the Indebtedness.

(i) The term “Pledged Securities” shall include, but are not limited to, (i) all publicly traded securities sold or issued by the companies listed on Schedule 1 owned by Debtor and pledged to Secured Party, including all income from, and all proceeds of, such securities and (ii) all of the privately held securities issued or sold by the companies listed on Schedule 1 owned by Debtor and pledged to Secured Party, including all income from, and all proceeds of, such securities.

All words and phrases used herein which are expressly defined in Section 1.201, Chapter 8 or Chapter 9 of the Code shall have the meaning provided for therein. Other words and phrases defined elsewhere in the Code shall have the meaning specified therein except to the extent such meaning is inconsistent with a definition in Section 1.201, Chapter 8 or Chapter 9 of the Code. Capitalized terms not otherwise defined herein have the meaning specified in the Loan Agreement.

2. Security Interest. As security for the Indebtedness, Debtor, for value received, hereby grants to Secured Party a continuing security interest in the Collateral.

3. Additional Property. Collateral shall also include the following property (collectively, the “Additional Property”) which Debtor becomes entitled to receive or shall receive in connection with any other Collateral: (a) any stock certificate, including without limitation, any certificate representing a stock dividend or any certificate in connection with any recapitalization, reclassification, merger, consolidation, conversion, sale of assets, combination of shares, stock split or spin-off; (b) any option, warrant, subscription or right, whether as an addition to or in substitution of any other Collateral; (c) any dividends or distributions of any kind whatsoever, whether distributable in cash, stock or other property; (d) any interest, premium or principal payments; and (e) any conversion or redemption proceeds; provided, however, that until the occurrence of an Event of Default (as hereinafter defined), Debtor shall be entitled to all cash dividends and all interest paid on the Collateral (except interest paid on any certificate of deposit pledged hereunder) free of the security interest created under this Agreement. All Additional Property received by Debtor shall be received in trust for the benefit of Secured Party. All Additional Property and all certificates or other written instruments or documents evidencing and/or representing the Additional Property that is received by Debtor, together with such instruments of transfer as Secured Party may request, shall immediately be delivered to or deposited with Secured Party and held by Secured Party as Collateral under the terms of this Agreement. If the Additional Property received by Debtor shall be shares of stock or other securities, such shares of stock or other securities shall be duly endorsed in blank or accompanied by proper instruments of transfer and assignment duly executed in blank with, if requested by Secured Party, signatures guaranteed by a bank or member firm of the New York Stock Exchange, all in form and substance satisfactory to Secured Party. Secured Party shall be deemed to have possession of any Collateral in transit to Secured Party or its agent.

4. Stock Power. Obligor agrees, at the request of the Secured Party, to execute promptly additional stock powers in blank in connection with any certificates evidencing all or part of the Collateral.

5. Voting Rights. As long as no Event of Default shall have occurred hereunder, any voting rights incident to any stock or other securities pledged as Collateral may be exercised by Debtor, provided, however, that Debtor will not exercise, or cause to be exercised, any such voting rights, without the prior written consent of Secured Party, if the direct or indirect effect of such vote will result in an Event of Default hereunder.

6. Maintenance of Collateral. Other than the exercise of reasonable care to assure the safe custody of any Collateral in Secured Party’s possession from time to time, Secured Party does not have any obligation, duty or responsibility with respect to the Collateral. Without limiting the generality of the foregoing, Secured Party shall not have any obligation, duty or responsibility to do any of the following: (a) ascertain any maturities, calls, conversions, exchanges, offers, tenders or similar matters relating to the Collateral or informing Debtor with respect to any such matters; (b) fix, preserve or exercise any right, privilege or option (whether conversion, redemption or otherwise) with respect to the Collateral unless (i) Debtor makes written demand to Secured Party to do so, (ii) such written demand is received by Secured Party in sufficient time to permit Secured Party to take the action demanded in the ordinary course of its business, and (iii) Debtor provides additional collateral, acceptable to Secured Party in its sole discretion; (c) collect any amounts payable in respect of the Collateral (Secured Party being liable to account to Debtor only for what Secured Party may actually receive or collect thereon); (d) sell all or any portion of the Collateral to avoid market loss; (e) sell all or any portion of the Collateral unless and until (i) Debtor makes written demand upon Secured Party to sell the Collateral, and (ii) Debtor provides additional collateral, acceptable to Secured Party in its sole discretion; or (f) hold the Collateral for or on behalf of any party other than Debtor.

7. Representations and Warranties. Debtor hereby represents and warrants the following to Secured Party:

(a) Authority. The execution, delivery and performance of this Agreement and all of the other Loan Documents by Debtor have been duly authorized by all necessary corporate action of Debtor.

(b) Accuracy of Information. All information heretofore, herein or hereafter supplied to Secured Party by or on behalf of Debtor with respect to the Collateral is true and correct. The exact legal name, organizational identification number and federal taxpayer identification number of Debtor are correctly shown in the first paragraph hereof.

(c) Enforceability. This Agreement and the other Loan Documents constitute legal, valid and binding obligations of Debtor, enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors’ rights and except to the extent specific remedies may generally be limited by equitable principles.

(d) Ownership and Liens. Debtor has good and marketable title to the Collateral free and clear of all liens, security interests, encumbrances or adverse claims, except for the security interest created by this Agreement. No dispute, right of setoff, counterclaim or defense exists with respect to all or any part of the Collateral. Debtor has not executed any other security agreement currently affecting the Collateral and no financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any recording office except as may have been executed or filed in favor of Secured Party.

(e) No Conflicts or Consents. Neither the ownership, the intended use of the Collateral by Debtor, the grant of the security interest by Debtor to Secured Party herein nor the exercise by Secured Party of its rights or remedies hereunder, will (i) conflict with any provision of (A) any domestic or foreign law, statute, rule or regulation, (B) the articles or certificate of incorporation or bylaws of Debtor, or (C) any agreement, judgment, license, order or permit applicable to or binding upon Debtor or otherwise affecting the Collateral, or (ii) result in or require the creation of any lien, charge or encumbrance upon any assets or properties of Debtor or of any person except as may be expressly contemplated in the Loan Documents. Except as expressly contemplated in the Loan Documents, no consent, approval, authorization or order of, and no notice to or filing with, any court, governmental authority or third party is required or deemed preferable in connection with the grant by Debtor of the security interest herein or the exercise by Secured Party of its rights and remedies hereunder.

(f) Security Interest. Debtor has and will have at all times full right, power and authority to grant a security interest in the Collateral to Secured Party in the manner provided herein, free and clear of any lien, security interest or other charge or encumbrance. This Agreement creates a legal, valid and binding security interest in favor of Secured Party in the Collateral.

(g) Location/Identity. Debtor’s place of business and chief executive office (as those terms are used in the Code), as the case may be is located at the address set forth on the first page hereof. Except as specified elsewhere herein, all Collateral and records concerning the Collateral shall be kept at such address. Debtor’s organizational structure, state of organization, and organizational number (the “Organizational Information” are as set forth on the first page hereof. Except as specified herein, the Organizational Information shall not change.

(h) Solvency of Debtor. As of the date hereof, and after giving effect to this Agreement and the completion of all other transactions contemplated by Debtor at the time of the execution of this Agreement, (i) Debtor is and will be solvent, (ii) the fair saleable value of Debtor’s assets exceeds and will continue to exceed Debtor’s liabilities (both fixed and contingent), (iii) Debtor is paying and will continue to be able to pay its debts as they mature, and (iv) if Debtor is not an individual, Debtor has and will have sufficient capital to carry on Debtor’s businesses and all businesses in which Debtor is about to engage.

(i) Securities. Any certificates evidencing securities pledged as Collateral are valid and genuine and have not been altered. All securities pledged as Collateral have been duly authorized and validly issued, are fully paid and non-assessable, and were not issued in violation of the preemptive rights of any party or of any agreement by which Debtor or the issuer thereof is bound. No restrictions or conditions exist with respect to the transfer or voting of any securities pledged as Collateral, except as has been disclosed to Secured Party in writing.

8. Affirmative Covenants. Debtor will comply with the covenants contained in this Section at all times during the period of time this Agreement is effective unless Secured Party shall otherwise consent in writing.

(a) Ownership and Liens. Debtor will maintain good and marketable title to all Collateral free and clear of all liens, security interests, encumbrances or adverse claims, except for the security interest created by this Agreement and the security interests and other encumbrances expressly permitted by the other Loan Documents. Debtor will not permit any dispute, right of setoff, counterclaim or defense to exist with respect to all or any part of the Collateral. Debtor will cause any financing statement or other security instrument with respect to the Collateral to be terminated, except as may exist or as may have been filed in favor of Secured Party. Debtor hereby irrevocably appoints Secured Party as Debtor’s attorney-in-fact, such power of attorney being coupled with an interest, with full authority in the place and stead of Debtor and in the name of Debtor or otherwise, for the purpose of terminating any financing statements currently filed with respect to the Collateral. Debtor will defend at its expense Secured Party’s right, title and security interest in and to the Collateral against the claims of any third party.

(b) Inspection of Books and Records. Debtor will keep adequate records concerning the Collateral and will permit Secured Party and all representatives and agents appointed by Secured Party to inspect Debtor’s books and records of or relating to the Collateral at any time during normal business hours, to make and take away photocopies, photographs and printouts thereof and to write down and record any such information.

(c) Adverse Claim. Debtor covenants and agrees to promptly notify Secured Party of any claim, action or proceeding affecting title to the Collateral, or any part thereof, or the security interest created hereunder and, at Debtor’s expense, defend Secured Party’s security interest in the Collateral against the claims of any third party. Debtor also covenants and agrees to promptly deliver to Secured Party a copy of all written notices received by Debtor with respect to the Collateral, including without limitation, notices received from the issuer of any securities pledged hereunder as Collateral.

(d) Further Assurances. Debtor will contemporaneously with the execution hereof and from time to time thereafter at its expense promptly execute and deliver all further instruments and documents and take all further action necessary or appropriate or that Secured Party may request in order (i) to perfect and protect the security interest created or purported to be created hereby and the first priority of such security interest, (ii) to enable Secured Party to exercise and enforce its rights and remedies hereunder in respect of the Collateral, and (iii) to otherwise effect the purposes of this Agreement, including without limitation: (A) executing (if requested) and filing any financing or continuation statements, or any amendments thereto; (B) obtaining written confirmation from the issuer of any securities pledged as Collateral of the pledge of such securities, in form and substance satisfactory to Secured Party; (C) cooperating with Secured Party in registering the pledge of any securities pledged as Collateral with the issuer of such securities; (D) delivering notice of Secured Party’s security interest in any securities pledged as Collateral to any financial intermediary, clearing corporation or other party required or deemed preferable by Secured Party, in form and substance satisfactory to Secured Party; and (E) obtaining written confirmation of the pledge of any securities constituting Collateral from any financial intermediary, clearing corporation or other party required or deemed preferable by Secured Party, in form and substance satisfactory to Secured Party. If all or any part of the Collateral is securities issued by an agency or department of the United States, Debtor covenants and agrees, at Secured Party’s request, to cooperate in registering such securities in Secured Party’s name or with Secured Party’s account maintained with a Federal Reserve Secured Party.

(e) Control Agreements. Debtor will cooperate with Secured Party in obtaining a control agreement in form and substance satisfactory to Secured Party with respect to Collateral for which such agreement is required or deemed preferable for perfection of a security interest pursuant to the Code (as determined by Secured Party in its sole discretion).

9. Negative Covenants. Debtor will comply with the covenants contained in this Section at all times during the period of time this Agreement is effective, unless Secured Party shall otherwise consent in writing.

(a) Transfer or Encumbrance. Debtor will not (i) sell, assign (by operation of law or otherwise) or transfer Debtor’s rights in any of the Collateral, (ii) grant a lien or security interest in or execute, authorize, file or record any financing statement or other security instrument with respect to the Collateral to any party other than Secured Party, or (iii) deliver actual or constructive possession of any certificate, instrument or document evidencing and/or representing any of the Collateral to any party other than Secured Party; provided, however, Debtor may add or delete Collateral solely as permitted under Section 1 of the Loan Agreement,

(b) Impairment of Security Interest. Debtor will not take or fail to take any action which would in any manner impair the value or enforceability of Secured Party’s security interest in any Collateral.

(c) Restrictions on Securities. Debtor will not, after the date of this Agreement, enter into any agreement creating any restriction or condition upon the transfer, voting or control of any securities pledged as Collateral, except as consented to in writing by Secured Party.

10. Rights of Secured Party. Secured Party shall have the rights contained in this Section at all times during the period of time this Agreement is effective.

(a) Power of Attorney. Debtor hereby irrevocably appoints Secured Party as Debtor’s attorney-in-fact, such power of attorney being coupled with an interest, with full authority in the place and stead of Debtor and in the name of Debtor or otherwise, to take any action and to execute any instrument which Secured Party may from time to time in Secured Party’s discretion deem necessary or appropriate to accomplish the purposes of this Agreement, including without limitation, the following action: (i) transfer any securities, instruments, documents or certificates pledged as Collateral in the name of Secured Party or its nominee; (ii) use any interest, premium or principal payments, conversion or redemption proceeds or other cash proceeds received in connection with any Collateral to reduce any of the Indebtedness; (iii) exchange any of the securities pledged as Collateral for any other property upon any merger, consolidation, reorganization, recapitalization or other readjustment of the issuer thereof, and, in connection therewith, to deposit and deliver any and all of such securities with any committee, depository, transfer agent, registrar or other designated agent upon such terms and conditions as Secured Party may deem necessary or appropriate; (iv) exercise or comply with any conversion, exchange, redemption, subscription or any other right, privilege or option pertaining to any securities pledged as Collateral; provided, however, except as provided herein, Secured Party shall not have a duty to exercise or comply with any such right, privilege or option (whether conversion, redemption or otherwise) and shall not be responsible for any delay or failure to do so; and (v) file any claims or take any action or institute any proceedings which Secured Party may deem necessary or appropriate for the collection and/or preservation of the Collateral or otherwise to enforce the rights of Secured Party with respect to the Collateral.

(b) Performance by Secured Party. If Debtor fails to perform any agreement or obligation provided herein, Secured Party may itself perform, or cause performance of, such agreement or obligation, and the expenses of Secured Party incurred in connection therewith shall be a part of the Indebtedness, secured by the Collateral and payable by Debtor on demand.

Notwithstanding any other provision herein to the contrary, Secured Party does not have any duty to exercise or continue to exercise any of the foregoing rights and shall not be responsible for any failure to do so or for any delay in doing so.

11. Events of Default. Each of the following constitutes an “Event of Default” under this Agreement:

(a) Default in Payment. The failure, refusal or neglect of Obligor to make any payment of principal or interest on the Indebtedness, or any portion thereof, as the same shall become due and payable, and the continuation of such failure after the giving of any required notice and the expiration of any applicable cure period, or

(b) Non-Performance of Covenants. The failure of Obligor or any Obligated Party to timely and properly observe, keep or perform any covenant, agreement, warranty or condition required herein or in any of the other Loan Documents and the continuation of such failure after the giving of any required notice and the expiration of any applicable cure period; or

(c) Default Under other Loan Documents. The occurrence of an event of default under any of the other Loan Documents; or

(d) False Representation. Any representation contained herein or in any of the other Loan Documents made by Obligor or any Obligated Party is false or misleading in any material respect; or

(e) Default to Third Party. The occurrence of any event which permits the acceleration of the maturity of any indebtedness owing by Obligor or any Obligated Party to any third party under any agreement or undertaking; or

(f) Debtor’s Bankruptcy or Insolvency. If Obligor or any Obligated Party: (i) becomes insolvent, or makes a transfer in fraud of creditors, or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they become due; (ii) generally is not paying its debts as such debts become due; (iii) has a receiver, trustee or custodian appointed for, or take possession of, all or substantially all of the assets of such party or any of the Collateral, either in a proceeding brought by such party or in a proceeding brought against such party and such appointment is not discharged or such possession is not terminated within sixty (60) days after the effective date thereof or such party consents to or acquiesces in such appointment or possession; (iv) files a petition for relief under the United States Secured Bankruptcy Code or any other present or future federal or state insolvency, bankruptcy or similar laws (all of the foregoing hereinafter collectively called “Applicable Secured Bankruptcy Law”) or an involuntary petition for relief is filed against such party under any Applicable Secured Bankruptcy Law and such involuntary petition is not dismissed within sixty (60) days after the filing thereof, or an order for relief naming such party is entered under any Applicable Secured Bankruptcy Law, or any composition, rearrangement, extension, reorganization or other relief of debtors now or hereafter existing is requested or consented to by such party; (v) fails to have discharged within a period of sixty (60) days any attachment, sequestration or similar writ levied upon any property of such party; or (vi) fails to pay within thirty (30) days any final money judgment against such party; or

(g) Execution on Collateral. The Collateral or any portion thereof is taken on execution or other process of law in any action against Debtor; or

(h) Abandonment. Debtor abandons the Collateral or any portion thereof; or

(i) Action by Other Lienholder. The holder of any lien or security interest on any of the assets of Debtor, including without limitation, the Collateral (without hereby implying the consent of Secured Party to the existence or creation of any such lien or security interest on the Collateral), declares a default thereunder or institutes foreclosure or other proceedings for the enforcement of its remedies thereunder; or

(j) Liquidation, Death and Related Events. If Obligor or any Obligated Party is an entity, the liquidation, dissolution, merger or consolidation of any such entity or, if Obligor or any Obligated Party is an individual, the death or legal incapacity of any such individual; or

(k) Search Report. Secured Party shall receive at any time following the execution of this Agreement a search report indicating that Secured Party’s security interest is not prior to all other security interests or other interests reflected in the report.

12. Remedies and Related Rights. If an Event of Default shall have occurred, and without limiting any other rights and remedies provided herein, under any of the other Loan Documents or otherwise available to Secured Party, Secured Party may exercise one or more of the rights and remedies provided in this Section.

(a) Remedies. Secured Party may from time to time at its discretion, without limitation and without notice except as expressly provided in any of the Loan Documents:

(i) exercise in respect of the Collateral all the rights and remedies of a secured party under the Code (whether or not the Code applies to the affected Collateral);

(ii) reduce its claim to judgment or foreclose or otherwise enforce, in whole or in part, the security interest granted hereunder by any available judicial procedure;

(iii) sell or otherwise dispose of, at its office, on the premises of Debtor or elsewhere, the Collateral, as a unit or in parcels, by public or private proceedings, and by way of one or more contracts (it being agreed that the sale or other disposition of any part of the Collateral shall not exhaust Secured Party’s power of sale, but sales or other dispositions may be made from time to time until all of the Collateral has been sold or disposed of or until the Indebtedness has been paid and performed in full), and at any such sale or other disposition it shall not be necessary to exhibit any of the Collateral;

(iv) buy the Collateral, or any portion thereof, at any public sale;

(v) buy the Collateral, or any portion thereof, at any private sale if the Collateral is of a type customarily sold in a recognized market or is of a type which is the subject of widely distributed standard price quotations;

(vi) apply for the appointment of a receiver for the Collateral, and Debtor hereby consents to any such appointment; and

(vii) at its option, retain the Collateral in satisfaction of the Indebtedness whenever the circumstances are such that Secured Party is entitled to do so under the Code or otherwise, to the full extent permitted by the Code, Secured Party shall be permitted to elect whether such retention shall be in full or partial satisfaction of the Indebtedness.

In the event Secured Party shall elect to sell the Collateral, Secured Party may sell the Collateral without giving any warranties as and shall be permitted to specifically disclaim any warranties of title or the like. Further, if Secured Party sells any of the Collateral on credit, Debtor will be credited only with payments actually made by the purchaser, received by Secured Party and applied to the Indebtedness. In the event the purchaser fails to pay for the Collateral, Secured Party may resell the Collateral and Debtor shall be credited with the proceeds of the sale. Debtor agrees that in the event Debtor or any Obligor is entitled to receive any notice under the Code, as it exists in the state governing any such notice, of the sale or other disposition of any Collateral, reasonable notice shall be deemed given when such notice is deposited in a depository receptacle under the care and custody of the United States Postal Service, postage prepaid, at such party’s address set forth on the first page hereof, ten (10) days prior to the date of any public sale, or after which a private sale, of any of such Collateral is to be held. Secured Party shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Secured Party may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Debtor further acknowledges and agrees that the redemption by Secured Party of any certificate of deposit pledged as Collateral shall be deemed to be a commercially reasonable disposition under Section 9.610 of the Code.

(b) Private Sale of Securities. Debtor recognizes that Secured Party may be unable to effect a public sale of all or any part of the securities pledged as Collateral because of restrictions in applicable federal and state securities laws and that Secured Party may, therefore, determine to make one or more private sales of any such securities to a restricted group of purchasers who will be obligated to agree, among other things, to acquire such securities for their own account, for investment and not with a view to the distribution or resale thereof. Debtor acknowledges that each any such private sale may be at prices and other terms less favorable than what might have been obtained at a public sale and, notwithstanding the foregoing, agrees that each such private sale shall be deemed to have been made in a commercially reasonable manner and that Secured Party shall have no obligation to delay the sale of any such securities for the period of time necessary to permit the issuer to register such securities for public sale under any federal or state securities laws. Debtor further acknowledges and agrees that any offer to sell such securities which has been made privately in the manner described above to not less than five (5) bona fide offerees shall be deemed to involve a “public sale” for the purposes of Chapter 9 of the Code, notwithstanding that such sale may not constitute a “public offering” under any federal or state securities laws and that Secured Party may, in such event, bid for the purchase of such securities.

(c) Application of Proceeds. If any Event of Default shall have occurred, Secured Party may at its discretion apply or use any cash held by Secured Party as Collateral, and any cash proceeds received by Secured Party in respect of any sale or other disposition of, collection from, or other realization upon, all or any part of the Collateral as follows in such order and manner as Secured Party may elect:

(i) to the repayment or reimbursement of the reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by Secured Party in connection with (A) the administration of the Loan Documents, (B) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, the Collateral, and (C) the exercise or enforcement of any of the rights and remedies of Secured Party hereunder;

(ii) to the payment or other satisfaction of any liens and other encumbrances upon the Collateral;

(iii) to the satisfaction of the Indebtedness;

(iv) by holding such cash and proceeds as Collateral;

(v) to the payment of any other amounts required by applicable law (including without limitation, Section 9.6l5(a)(3) of the Code or any other applicable statutory provision); and

(vi) by delivery to Debtor or any other party lawfully entitled to receive such cash or proceeds whether by direction of a court of competent jurisdiction or otherwise.

(d) Deficiency. In the event that the proceeds of any sale of, collection from, or other realization upon, all or any part of the Collateral by Secured Party are insufficient to pay all amounts to which Secured Party is legally entitled, Obligor and any party who guaranteed or is otherwise obligated to pay all or any portion of the Indebtedness shall be liable for the deficiency, together with interest thereon as provided in the Loan Documents, to the full extent permitted by the Code.

(e) Non-Judicial Remedies. In granting to Secured Party the power to enforce its rights hereunder without prior judicial process or judicial hearing, Debtor expressly waives, renounces and knowingly relinquishes any legal right which might otherwise require Secured Party to enforce its rights by judicial process. Debtor recognizes and concedes that non-judicial remedies are consistent with the usage of trade, are responsive to commercial necessity and are the result of a bargain at arm’s length. Nothing herein is intended to prevent Secured Party or Debtor from resorting to judicial process at either party’s option.

(f) Other Recourse. Debtor waives any right to require Secured Party to proceed against any third party, exhaust any Collateral or other security for the Indebtedness, or to have any third party joined with Debtor in any suit arising out of the Indebtedness or any of the Loan Documents, or pursue any other remedy available to Secured Party. Debtor further waives any and all notice of acceptance of this Agreement and of the creation, modification, rearrangement, renewal or extension of the Indebtedness. Debtor further waives any defense arising by reason of any disability or other defense of any third party or by reason of the cessation from any cause whatsoever of the liability of any third party. Until all of the Indebtedness shall have been paid in full, Debtor shall have no right of subrogation and Debtor waives the right to enforce any remedy which Secured Party has or may hereafter have against any third party, and waives any benefit of and any right to participate in any other security whatsoever now or hereafter held by Secured Party. Debtor authorizes Secured Party, and without notice or demand and without any reservation of rights against Debtor and without affecting Debtor’s liability hereunder or on the Indebtedness, to (i) take or hold any other property of any type from any third party as security for the Indebtedness, and exchange, enforce, waive and release any or all of such other property, (ii) apply such other property and direct the order or manner of sale thereof as Secured Party may in its discretion determine, (iii) renew, extend, accelerate, modify, compromise, settle or release any of the Indebtedness or other security for the Indebtedness, (iv) waive, enforce or modify any of the provisions of any of the Loan Documents executed by any third party, and (v) release or substitute any third party.

(g) Voting Rights. Upon the occurrence of an Event of Default, Debtor will not exercise any voting rights with respect to securities pledged as Collateral. Debtor hereby irrevocably appoints Secured Party as Debtor’s attorney-in-fact (such power of attorney being coupled with an interest) and proxy to exercise any voting rights with respect to Debtor’s securities pledged as Collateral upon the occurrence of an Event of Default.

(h) Dividend Rights and Interest Payments. Upon the occurrence of an Event of Default:

(i) all rights of Debtor to receive and retain the dividends and interest payments which it would otherwise be authorized to receive and retain pursuant to Section 3 shall automatically cease, and all such rights shall thereupon become vested with Secured Party which shall thereafter have the sole right to receive, hold and apply as Collateral such dividends and interest payments; and

(ii) all dividend and interest payments which are received by Debtor contrary to the provisions of clause (i) of this Subsection shall be received in trust for the benefit of Secured Party, shall be segregated from other funds of Debtor, and shall be forthwith paid over to Secured Party in the exact form received (properly endorsed or assigned if requested by Secured Party), to be held by Secured Party as Collateral.

13. INDEMNITY. DEBTOR HEREBY INDEMNIFIES AND AGREES TO HOLD HARMLESS SECURED PARTY, AND ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS AND REPRESENTATIVES (EACH AN “INDEMNIFIED

PERSON”) FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, CLAIMS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS OF ANY KIND OR NATURE (COLLECTIVELY, THE “CLAIMS”) WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST, ANY INDEMNIFIED PERSON ARISING IN CONNECTION WITH THE LOAN DOCUMENTS, THE INDEBTEDNESS OR THE COLLATERAL (INCLUDING WITHOUT LIMITATION, THE ENFORCEMENT OF THE LOAN DOCUMENTS AND THE DEFENSE OF ANY INDEMNIFIED PERSON’S ACTIONS AND/OR INACTIONS IN CONNECTION WITH THE LOAN DOCUMENTS). THE INDEMNIFICATION PROVIDED FOR IN THIS SECTION SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT AND SHALL EXTEND AND CONTINUE TO BENEFIT EACH INDIVIDUAL OR ENTITY WHO IS OR HAS AT ANY TIME BEEN AN INDEMNIFIED PERSON HEREUNDER.

14. Miscellaneous.

(a) Entire Agreement. This Agreement contains the entire agreement of Secured Party and Debtor with respect to the Collateral. If the parties hereto are parties to any prior agreement, either written or oral, relating to the Collateral, the terms of this Agreement shall amend and supersede the terms of such prior agreements as to transactions on or after the effective date of this Agreement, but all security agreements, financing statements, guaranties, other contracts and notices for the benefit of Secured Party shall continue in full force and effect to secure the Indebtedness unless Secured Party specifically releases its rights thereunder by separate release.

(b) Amendment. No modification, consent or amendment of any provision of this Agreement or any of the other Loan Documents shall be valid or effective unless the same is in writing and authenticated by the party against whom it is sought to be enforced, except to the extent of amendments specifically permitted by the Code without authentication by the Debtor or Obligor.

(c) Actions by Secured Party. The lien, security interest and other security rights of Secured Party hereunder shall not be impaired by (i) any renewal, extension, increase or modification with respect to the Indebtedness, (ii) any surrender, compromise, release, renewal, extension, exchange or substitution which Secured Party may grant with respect to the Collateral, or (iii) any release or indulgence granted to any endorser, guarantor or surety of the Indebtedness. The taking of additional security by Secured Party shall not release or impair the lien, security interest or other security rights of Secured Party hereunder or affect the obligations of Debtor hereunder.

(d) Waiver by Secured Party. Secured Party may waive any Event of Default without waiving any other prior or subsequent Event of Default. Secured Party may remedy any default without waiving the Event of Default remedied. Neither the failure by Secured Party to exercise, nor the delay by Secured Party in exercising, any right or remedy upon any Event of Default shall be construed as a waiver of such Event of Default or as a waiver of the right to exercise any such right or remedy at a later date. No single or partial exercise by Secured Party of any right or remedy hereunder shall exhaust the same or shall preclude any other or further exercise thereof, and every such right or remedy hereunder may be exercised at any time. No waiver of any provision hereof or consent to any departure by Debtor therefrom shall be effective unless the same shall be in writing and signed by Secured Party and then such waiver or consent shall be effective only in the specific instances, for the purpose for which given and to the extent therein specified. No notice to or demand on Debtor in any case shall of itself entitle Debtor to any other or further notice or demand in similar or other circumstances.

(e) Costs and Expenses. Debtor will upon demand pay to Secured Party the amount of any and all costs and expenses (including without limitation, attorneys’ fees and expenses), which Secured Party may incur in connection with (i) the transactions which give rise to the Loan Documents, (ii) the preparation of this Agreement and the perfection and preservation of the security interests granted under the Loan Documents, (iii) the administration of the Loan Documents, (iv) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, the Collateral, (v) the exercise or enforcement of any of the rights of Secured Party under the Loan Documents, or (vi) the failure by Debtor to perform or observe any of the provisions hereof.

(f) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND APPLICABLE FEDERAL LAWS, EXCEPT TO THE EXTENT PERFECTION AND THE EFFECT OF PERFECTION OR NON-PERFECTION OF THE SECURITY INTEREST GRANTED HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL, ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF TEXAS.

(g) Venue. This Agreement has been entered into in the county in Texas where Secured Party’s address for notice purposes is located, and it shall be performable for all purposes in such county. Courts within the State of Texas shall have jurisdiction over any and all disputes arising under or pertaining to this Agreement and venue for any such disputes shall be in the county or judicial district where this Agreement has been executed and delivered.

(h) Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable, shall not impair or invalidate the remainder of this Agreement and the effect thereof shall be confined to the provision held to be illegal, invalid or unenforceable.

(i) No Obligation. Nothing contained herein shall be construed as an obligation on the part of Secured Party to extend or continue to extend credit to Obligor.

(j) Notices. All notices, requests, demands or other communications required or permitted to be given pursuant to this Agreement shall be in writing and given by (i) personal delivery, (ii) expedited delivery service with proof of delivery, or (iii) United States mail, postage prepaid, registered or certified mail, return receipt requested, sent to the intended addressee at the address set forth on the first page hereof or to such different address as the addressee shall have designated by written notice sent pursuant to the terms hereof and shall be deemed to have been received either, in the case of personal delivery, at the time of personal delivery, in the case of expedited delivery service, as of the date of first attempted delivery at the address and in the manner provided herein, or in the case of mail, upon deposit in a depository receptacle under the care and custody of the United States Postal Service. Either party shall have the right to change its address for notice hereunder to any other location within the continental United States by notice to the other party of such new address at least thirty (30) days prior to the effective date of such new address.

(k) Binding Effect and Assignment. This Agreement (i) creates a continuing security interest in the Collateral, (ii) shall be binding on Debtor and the heirs, executors, administrators, personal representatives, successors and assigns of Debtor, and (iii) shall inure to the benefit of Secured Party and its successors and assigns. Without limiting the generality of the foregoing, Secured Party may pledge, assign or otherwise transfer the Indebtedness and its rights under this Agreement and any of the other Loan Documents to any other party. Debtor’s rights and obligations hereunder may not be assigned or otherwise transferred without the prior written consent of Secured Party.

(l) Termination. It is contemplated by the parties hereto that from time to time there may be no, outstanding Indebtedness, but notwithstanding such occurrences, this Agreement shall remain valid and shall be in full force and effect as to subsequent outstanding Indebtedness. Upon (i) the satisfaction in full of the Indebtedness, (ii) the termination or expiration of any commitment of Secured Party to extend credit to Obligor, (iii) written request for the termination hereof delivered by Debtor to Secured Party, and (iv) written release delivered by Secured Party to Debtor, this Agreement and the security interests created hereby shall terminate. Upon termination of this Agreement and Debtor’s written request, Secured Party will, at Debtor’s sole cost and expense, return to Debtor such of the Collateral as shall not have been sold or otherwise disposed of or applied pursuant to the terms hereof and execute and deliver to Debtor such documents as Debtor shall reasonably request to evidence such termination.

(m) Cumulative Rights. All rights and remedies of Secured Party hereunder are cumulative of each other and of every other right or remedy which Secured Party may otherwise have at law or in equity or under any of the other Loan Documents, and the exercise of one or more of such rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of any other rights or remedies. Further, except as specifically noted as a waiver herein, no provision of this Agreement is intended by the parties to this Agreement to waive any rights, benefits or protection afforded to Secured Party under the Code.

(n) Gender and Number. Within this Agreement, words of any gender shall be held and construed to include the other gender, and words in the singular number shall be held and construed to include the plural and words in the plural number shall be held and construed to include the singular, unless in each instance the context requires otherwise.

(o) Descriptive Headings. The headings in this Agreement are for convenience only and shall in no way enlarge, limit or define the scope or meaning of the various and several provisions hereof.

15. Financing Statement Filings. Debtor recognizes that financing statements pertaining to the Collateral have been or may be filed in one or more of the following jurisdictions: the location of Debtor’s principal residence, the location of Debtor’s place of business, the location of Debtor’s chief executive office, or other such place as the Debtor may be “located” under the provisions of the Code; where Debtor maintains any Collateral, or has its records concerning any Collateral, as the case may be. Without limitation of any other covenant herein, Debtor will neither cause or permit any change in the location of (i) any Collateral, (ii) any records concerning any Collateral, or (iii) Debtor’s principal residence, the location of Debtor’s place of business, or the location of Debtor’s chief executive office, as the case may be, to a jurisdiction other than as represented in Subsection 6(g), nor will Debtor change its name or the Organizational Information as represented in Subsection 6(g), unless Debtor shall have notified Secured Party in writing of such change at least thirty (30) days prior to the effective date of such change, and shall have first taken all action required or deemed preferable by Secured Party for the purpose of further perfecting or protecting the security interest in favor of Secured Party in the Collateral. In any written notice furnished pursuant to this Subsection, Debtor will expressly state that the notice is required by this Agreement and contains facts that may require additional filings of financing statements, amendments or other notices for the purpose of continuing perfection of Secured Party’s security interest in the Collateral.

Without limiting Secured Party’s rights hereunder, Debtor authorizes Secured Party to file financing statements or amendments thereto under the provisions of the Code as amended from time to time.

EXECUTED as of the date first written above.

DEBTOR:

EQUUS II INCORPORATED

By:	/s/ Nolan Lehmann
Nolan Lehmann
President

SECURED PARTY:

THE FROST NATIONAL BANK, a national banking association

By: /s/ Nancy L. Clarkson
Name: Nancy L. Clarkson
Title: Market President

SCHEDULE 1

Portfolio Investments

Stock Certificates

Issuer		Certificate Number	Class of Stock	Number of Shares
1.	Champion Window Holdings, Inc.	51	Common	1,160,000
2.	Champion Window Holding, Inc.	63	Common	10,000
3.	Equicom, Inc.	12	Common	452,000
4.	Industrial Data Systems Corporation	C0171	Common	864,199
5.	PalletOne, Inc.	008	Common	350,000
6.	Strategic Holdings, Inc.	1	Common	1,000
7.	Strategic Holdings, Inc.	2	Common	2,985,408
8.	Strategic Holdings, Inc.	8	Common	103,343
9.	Strategic Holdings, Inc.		Preferred	3,822,157
10.	Doane Pet Care Enterprises, Inc.	DPC0220	Common (Class A)	1,040,000
11.	Doane Pet Care Enterprises, Inc.	DPC0221	Common (Class A)	80,951
12.	Doane Pet Care Enterprises, Inc.			822,647
13.	CMC Investments, L.L.C.	2	Membership Units	2,055
14.	Container Acquisition, Inc.		Common	1,374,803
15.	Container Acquisition, Inc.	11	Preferred	1,333
16.	Container Acquisition, Inc.	12	Preferred	1,381
17.	Container Acquisition, Inc.	13	Preferred	1,431
18.	Container Acquisition, Inc.	14	Preferred	1,467
19.	Container Acquisition, Inc.	15	Preferred	1,488
20.	Container Acquisition, Inc.	16	Preferred	1,525
21.	Container Acquisition, Inc.	17	Preferred	1,580
22.	Container Acquisition, Inc.	18	Preferred	1,655
23.	Container Acquisition, Inc.	19	Preferred	1,589
24.	Container Acquisition, Inc.	2	Preferred	383
25.	Container Acquisition, Inc.	20	Preferred	1,683
26.	Container Acquisition, Inc.	21	Preferred	1,744

Issuer		Certificate Number	Class of Stock	Number of Shares
27.	Container Acquisition, Inc.	22	Preferred	1,788
28.	Container Acquisition, Inc.	22	Preferred	1,788
29.	Container Acquisition, Inc.	23	Preferred	1,793
30.	Container Acquisition, Inc.	24	Preferred	1,858
31.	Container Acquisition, Inc.	25	Preferred	1,925
32.	Equicom		Preferred	633,061
33.	Equicom, Inc.	26	Preferred	15,000
34.	Equicom, Inc.	29	Preferred	9,550
35.	Sovereign Business Forms, Inc.	7	Preferred	990
36.	Sovereign Business Forms, Inc.	17	Preferred	294
37.	Sovereign Business Forms, Inc.	19	Preferred	302
38.	Sovereign Business Forms, Inc.	22	Preferred	308
39.	Sovereign Business Forms, Inc.	24	Preferred	316
40.	Sovereign Business Forms, Inc.	26	Preferred	322
41.	Sovereign Business Forms, Inc.	28	Preferred	329
42.	Sovereign Business Forms, Inc.	30	Preferred	337
43.	Sovereign Business Forms, Inc.	33	Preferred	345
44.	Sovereign Business Forms, Inc.	37	Preferred	352
45.	Sovereign Business Forms, Inc.	38	Preferred	361
46.	Sovereign Business Forms, Inc.	41	Preferred	368
47.	Sovereign Business Forms, Inc.	44	Preferred	377
48.	Sovereign Business Forms, Inc.	46	Preferred	385
49.	Sovereign Business Forms, Inc.	50	Preferred	394
50.	Sovereign Business Forms, Inc.	53	Preferred	402
51.	Sovereign Business Forms, Inc.	56	Preferred	412
52.	Sovereign Business Forms, Inc.	57	Preferred	421
53.	Sovereign Business Forms, Inc.	59	Preferred	430
54.	Sovereign Business Forms, Inc.	62	Preferred	441
55.	Sovereign Business Forms, Inc.	63	Preferred	450
56.	Sovereign Business Forms, Inc.	66	Preferred	460

Issuer		Certificate Number	Class of Stock	Number of Shares
57.	Sovereign Business Forms, Inc.			48,933
58.	Sovereign Business Forms, Inc.			576,964
59.	PalletOne, Inc.	003	Preferred (Series A)	3,150,000
60.	PalletOne, Inc.	6	Preferred (Series A)	315,000
61.	Turfgrass America, Inc.	P2	Preferred (Series A)	1,136,041
62.	Turfgrass America, Inc.	P51	Preferred (Series A)	195,350
63.	Turfgrass America, Inc.	P56	Preferred (Series A)	175,835

Other Assets

1.	Promissory Note dated April 1, 2001 in the original principal amount of $502,035.20, executed by TURFGRASS AMERICA, INC., a Nevada corporation, and payable to the Borrower.

2.	Warrant to Purchase Shares of Common Stock dated effective April 1, 2001 issued by TURFGRASS AMERICA, INC., a Nevada corporation, for 250,412 shares of common stock to the Borrower. Termination Date is April 1, 2010.

3.	Series A Warrant No. 1 to Purchase Common Stock of Container Acquisition, Inc. dated as of February 28, 1997 for 370,588 shares of common stock issued to Borrower and expiring June 30, 2003, as renewed by .

4.	Promissory Note dated December 21, 2001 in the original principal amount of $4,740,606.60 executed by PETROCON ENGINEERING, INC. and payable to the order of Borrower.

5.	Replacement Subordinated Promissory Note dated September 19, 2001 in the original principal amount of $459,545.38, executed by THE BRADSHAW GROUP, INC. and payable to the order of Borrower.

6.	Senior Subordinated Promissory Note No. PN-5 due 2004 issued October 29, 2002 in the original principal amount of $1,303,698.00 executed by SPECTRUM MANAGEMENT L.L.C. and payable to the order of Borrower. Maturity Date is November 12, 2004.

7.	Subordinated Promissory Note dated December 14, 1998 in the original principal amount of $6,750,000.00 executed by STRATEGIC HOLDINGS, INC. and payable to the order of Borrower. Maturity Date is November 1, 2005.

8.	Warrant to Purchase Shares of Common Stock of STRATEGIC HOLDINGS, INC. dated December 14, 1998 for 2,219,237 shares of common stock issued to Borrower.

9.	Subordinated Debenture dated September 9, 1999 in the original principal amount of $1,000,000 executed by The Drilltec Corporation, Drilltec Patents & Technologies Company, Inc., Drilltec GP, L.L.C., Drilltec LP, L.L.C., Drilltec Technologies, L.P. and Drilltec Indonesia, Inc. and payable to the order of Borrower. Maturity Date is August 18, 2006.

10.	Promissory Note dated October 6, 1999 in the original principal amount of $3,000,000, executed by SOVEREIGN BUSINESS FORMS, INC. and payable to the order of The Board of Trustees of Texas Growth Fund, as Trustee for the Texas Growth Fund – 1995 Trust, and Borrower, as renewed and extended by .

11.	Warrant Modification Agreement dated as of , 2003 by and between Sovereign Business Forms, Inc., and The Board of Trustees of the Texas Growth Fund, as Trustee for the Texas Growth Fund – 1995 Trust, and Borrower. [Series E Warrant No. 1 for 546,900 shares of common stock?]

12.	Warrant Modification Agreement dated as of , 2003 by and between Sovereign Business Forms, Inc. and Borrower. [Series C Warrant No. 2 issued for 25,070 shares of common stock?]

13.	Subordinated Promissory Note dated December 14, 1998 in the original principal amount of $6,750,000.00 executed by STRATEGIC HOLDINGS, INC. and payable to Borrower. Maturity Date is November 1, 2005.

14.	Warrant to Purchase Shares of Common Stock of STRATEGIC HOLDINGS, INC. dated October 31, 1996 issued for 100,000 shares of common stock to Borrower. Exercise period expires August 31, 2005.

15.	Warrant to Purchase Shares of Common Stock of STRATEGIC HOLDINGS, INC. dated October 31, 1996 issued for 225,000 shares of common stock to Borrower. Exercise period expires August 31, 2005.

16.	Promissory Note dated in the original principal amount of $800,000.00 executed by Sovereign Business Forms, Inc. and payable to Borrower. Maturity Date is .